As filed with the Securities and Exchange Commission on January 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3845	36-4787690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

(215) 944-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dane C. Andreeff

Interim President and Chief Executive Officer

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

(215) 944-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq. Meredith Ervine, Esq. Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, Michigan 49002 (269) 337-7700	Michael F. Nertney, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
Units consisting of:
Shares of Class A Common Stock, par value $0.001 per share
Warrants to purchase shares of Class A Common Stock(3)
Class A Common Stock, par value $0.001 per share, issuable upon exercise of Warrants
Warrants to purchase Class A Common Stock to be issued to the Underwriter (1)(3)
Common Stock issuable upon exercise of Warrants to purchase Class A Common Stock to be issued to the Underwriter (1)
Total	$2,990,000	$326.21(4)

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”). Pursuant to Rule 416 under the Act, the securities registered also include such indeterminate amounts and numbers of shares of common stock issuable to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Also includes the offering price of additional units that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of all securities being registered.
(3)	No separate fee is required pursuant to Rule 457(g) or Rule 457(i) under the Act.
(4)	The Registrant previously paid a filing fee of $1,633 in connection with previous filings of its registration statement on Form S-1 (File No. 333-251804).

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) as promulgated under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index and the required opinion and consents solely to register up to an aggregate of $2,990,000 in (i) additional Units, with each Unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), one warrant to purchase 0.5 shares of Common Stock, (ii) shares of Common Stock issuable upon exercise of the warrants included in the additional Units, (iii) warrants issuable to the underwriter, and (iv)  shares of Common Stock issuable upon exercise of the warrants issuable to the underwriter. The contents of the Registration Statement on Form S-1 (Registration No.  333-251804), as amended, including the exhibits and power of attorney thereto, which was declared effective by the Securities and Exchange Commission on January  27, 2021, are incorporated by reference in this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

5.1*	Opinion of Honigman LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Honigman LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Form S-1 Registration Statement (Registration No. 333-251804), filed by Helius Medical Technologies, Inc. on December 30, 2020).

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Pennsylvania, on January 27, 2021.

Helius Medical Technologies, Inc.

By:	/s/ Dane C. Andreeff
Dane C. Andreeff
Interim President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dane Andreeff Dane Andreeff	Interim President, Chief Executive Officer (Principal Executive Officer) and Director	January 27, 2021

/s/ Joyce LaViscount Joyce LaViscount	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2021

* Edward M. Straw	Director	January 27, 2021

* Jeffrey Mathiesen	Director	January 27, 2021

* Mitchell E. Tyler	Director	January 27, 2021

* Blane Walter	Director	January 27, 2021

*By: /s/ Dane Andreeff Attorney-in-fact